Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact:
Flow Investor Relations
Geoffrey Buscher
253-813-3286
investors@flowcorp.com
FLOW INTERNATIONAL SUCCESSFULLY AMENDS SENIOR CREDIT FACILITY
Kent, WA — September 1, 2009 — Flow International Corporation (NASDAQ: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, today announced that it has entered into an amendment to its existing $40 million, two-year revolving senior secured credit facility.
The amendment revises the facility’s quarterly financial covenants to provide terms that will give the Company additional flexibility starting in its first fiscal quarter (ended July 31, 2009) and throughout the remaining two years of the facility. The revisions eliminate the covenant requiring Flow to maintain a trailing four quarter adjusted EBITDA level of $8 million. The other revisions to the quarterly financial covenants include:
•	An increase in the total debt to adjusted EBITDA leverage ratio, ranging from 3.50 to 2.75 during the next five quarters and 2.50 thereafter, as compared to a range of 2.85 to 2.00 under the prior covenants.

•	An improvement to the ratio of fixed debt related payments to adjusted EBITDA, ranging from 1.2 to 2.0, as compared to 3.0 under the prior covenants.

•	The addition of an asset-based liquidity ratio that each quarter adjusts the allowed total debt outstanding based on a percentage of its accounts receivable and inventory.
Interest on the credit facility is based on its current leverage ratio, up to a maximum rate of LIBOR plus 4.5%. All changes after the first quarter of fiscal year 2010 are conditioned on the Company raising at least $10 million in equity financing by October 31, 2009, the proceeds of which the Company plans to use to pay down the outstanding balance under the senior credit facility.
About Flow International
Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit www.flowcorp.com.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer, solicitation or sale in such jurisdiction. The offering of any securities will be made only by means of a prospectus filed with the Securities and Exchange Commission.
This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements
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PRESS RELEASE
but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2009 Flow International Corporation Form 10-K Report, filed with the Securities and Exchange Commission. Forward- looking statements in this press release include, without limitation, statements regarding raising additional capital. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.
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